EXHIBIT 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD
(415) 293-4414

RURAL/METRO REPORTS FISCAL 2009

FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Highlights:

•	Company makes $10 million principal payment to reduce senior debt.

•	Net revenue increased 3.5% to $498.8 million for the full year; up 3.7% to $129.1 million in the fourth quarter.

•	Net income increased 22.7% to $5.0 million for the full year; up 50.0% to $2.2 million in the fourth quarter.

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations increased 11.4% to $58.5 million for the full year; up 3.6% to $15.0 million in the fourth quarter.

•	Average Patient Charge (APC) increased $14 per transport to $370 for the full year; up $11 per transport to $380 in the fourth quarter.

•	Net cash provided by operating activities up 49.6% to $52.1 million for the full year.

SCOTTSDALE, Ariz. (Sept. 9, 2009) – Rural/Metro Corporation (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, announced results today for its fiscal 2009 fourth quarter and full year, highlighting strong cash-flow generation, growth in profitability, and further progress in reducing uncompensated care.

Jack Brucker, President and Chief Executive Officer, said, “Quarterly and full-year results demonstrated the continued effectiveness of our strategy to capitalize on a successful business model that focuses on delivering high-quality services and best-in-class patient care. Solid results this quarter and throughout fiscal 2009 were driven primarily by our ability to grow the business, successfully manage uncompensated care, improve operating efficiencies and advance our technology initiatives.”

The Company announced today that it made a $10.0 million principal payment to further reduce the outstanding principal balance of its senior Term Loan B to $56.0 million, from the original issue of $135.0 million in 2005. “We remain committed to deleveraging the balance sheet, as strong cash flows support our ability to reduce debt and enhance the long-term enterprise value for our stockholders,” Mr. Brucker said.

Results of Operations for the Fiscal Year Ended June 30, 2009

Consolidated net revenue for fiscal 2009 increased 3.5 percent, or $16.6 million, to $498.8 million, compared to $482.2 million in fiscal 2008. Ambulance services revenue increased 3.7 percent, or $15.0 million, to $423.4 million, compared to $408.4 million in the prior year. Other services revenue, which includes fire protection services, increased 2.3 percent, or $1.7 million, to $75.4 million, compared to $73.7 million for the prior year. Consolidated net revenue growth was driven primarily by increases in APC and new ambulance contracts.

Payroll and employee benefits for fiscal 2009 were $309.9 million, or 62.1 percent of net revenue, compared to $298.4 million, or 61.9 percent of net revenue, in fiscal 2008. The year-over-year increase in payroll dollars was driven primarily by increases in workers’ compensation and employee health insurance expenses, as well as cost-of-living wage increases.

Other operating expenses for fiscal 2009 were $117.6 million, or 23.6 percent of net revenue, compared to $117.5 million, or 24.4 percent of net revenue, in fiscal 2008. These results included a reduction in professional fees and fuel expenses offset by an increase in vehicle, equipment and station expenses.

General and auto liability expense for fiscal 2009 was $11.8 million, a decrease of $2.6 million when compared to general and auto liability expense of $14.4 million in fiscal 2008. The decrease was related to a reduction in current-year premium and claims expense.

The income tax provision for fiscal 2009 reflects a $1.0 million wage tax credit identified by the Company that reduced the overall provision and resulted in a fiscal 2009 effective income tax rate of 49.6 percent, compared to an effective income tax rate of 50.9 percent for fiscal 2008. Cash taxes paid in fiscal 2009 were $1.2 million.

Income from continuing operations for fiscal 2009 was $5.9 million, or diluted earnings per share (EPS) of $0.24, compared to income from continuing operations of $3.7 million, or diluted EPS of $0.15, in fiscal 2008. Net income from all operations for fiscal 2009 was $5.0 million, or diluted EPS of $0.20, compared to net income from all operations of $4.1 million, or diluted EPS of $0.16 in fiscal 2008.

EBITDA from continuing operations for fiscal 2009 increased 11.4 percent, or $6.0 million, to $58.5 million compared to $52.5 million for fiscal 2008.

EBITDA from continuing operations is a key indicator management uses to evaluate operating performance. While EBITDA from continuing operations is not intended to replace presentations included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing its ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in the method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to income/(loss) from continuing operations and discontinued operations for the three and 12 months ended June 30, 2009 and 2008 is included with this press release and the related current report on Form 8-K.

Net cash provided by operating activities remained strong in fiscal 2009, increasing by 49.6 percent to $52.1 million, compared to $34.8 million in fiscal 2008. Capital expenditures for fiscal 2009 were $16.7 million.

Results of Operations for the Fourth Quarter Ended June 30, 2009

Consolidated net revenue for the fiscal fourth quarter 2009 increased 3.7 percent, or $4.6 million, to $129.1 million, compared to $124.5 million for the same period in fiscal 2008. Ambulance services revenue increased 3.7 percent, or $3.9 million, to $109.9 million, compared to $106.0 million for the same prior-year period. Other services revenue, which includes fire protection services, increased 3.8 percent, or $0.7 million, to $19.2 million, compared to $18.5 million for the same prior-year period. Consolidated quarterly net revenue growth was driven primarily by increases in APC and new ambulance contracts.

Payroll and employee benefits for the fiscal fourth quarter 2009 were $81.4 million, or 63.0 percent of net revenue, compared to $75.2 million, or 60.4 percent of net revenue, in the same prior-year period. The quarter-over-quarter increase in payroll dollars was driven primarily by increases in workers’ compensation and employee health insurance expenses, as well as an increase in ambulance unit hours due to higher transport volume.

Other operating expenses for the fourth quarter ended June 30, 2009 were $31.5 million, or 24.4 percent of net revenue, compared to $30.5 million, or 24.5 percent of net revenue, for the same prior-year period. The difference was due primarily to an increase in vehicle, equipment and station expenses, offset in part by lower fuel expenses.

General and auto liability expense in the fiscal fourth quarter 2009 was $1.1 million, a decrease of $3.5 million when compared to general and auto liability expense of $4.6 million for the same prior-year period. The decrease was related primarily to net positive changes in actuarial adjustments from year to year.

As noted above, the income tax provision reflects a $1.0 million wage tax credit identified by the Company that reduced the overall provision and resulted in a fiscal fourth-quarter 2009 effective income tax rate of 29.7 percent compared to an effective income tax rate of 50.2 percent for the same period of the prior year.

Income from continuing operations for the fiscal fourth quarter 2009 was $2.5 million, or diluted EPS of $0.10, compared to income from continuing operations of $1.6 million, or diluted EPS of $0.07 for the same prior-year period. Net income from all operations for the fourth quarter was $2.2 million, or diluted EPS of $0.09, compared to net income from all operations of $1.5 million, or diluted EPS of $0.06 in fiscal 2008.

EBITDA from continuing operations for the fourth quarter ended June 30, 2009 increased 3.6 percent, or $0.6 million, to $15.0 million compared to $14.4 million for the same prior-year period.

Fourth-Quarter Operating Statistics

The following table provides results for medical transports, APC, and DSO during each of the five most recent quarters.

•

Increases in fourth-quarter transport volume were related primarily to new contracts and expansion in existing markets, offset partly by discontinued contracts in Tempe, Arizona, and unincorporated Orange County, Florida.

•	APC continued to increase on a year-over-year and sequential quarterly comparison, with the improvement driven equally by increases in rates and reductions in uncompensated care.

•	Improvements in DSO continued to be driven by the ongoing effectiveness and efficiency of the company’s billing and collections process.

	Q4 ’08	Q1 ’09	Q2 ’09	Q3 ’09	Q4 ’09
	(6/30/08)	(9/30/08)	(12/31/08)	(3/31/09)	(6/30/09)
Medical Transports (1)	266,926	269,044	261,041	268,515	269,567
Average Patient Charge (APC) (2)	$369	$362	$364	$374	$380
Days Sales Outstanding (DSO) (3)	60	59	57	55	52

(1)	Defined as emergency and non-emergency medical patient transports from continuing operations.
(2)	Net medical transport APC is defined as gross ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by medical transports from continuing operations.
(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Fiscal 2010 Financial Guidance

The Company announced financial guidance for the fiscal year ending June 30, 2010, with EBITDA from continuing operations expected to be in the range of $60.0 million to $63.0 million and capital expenditures expected to be in the range of $16.0 million to $19.0 million.

Mr. Brucker concluded, “Our goals in 2010 will target growth through new contracts and same-service-area expansion, as we strive to improve key metrics, advance important technology projects and increase profitability. We believe our guidance reflects the investments we will make to support the highest levels of service quality while also striving to achieve optimal operating efficiencies.”

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/11 a.m. Eastern. To access the conference call, dial 877-419-6596 (domestic) or 719-325-4846 (international). The call also will be broadcast and archived on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from approximately 2 p.m. (Eastern) today through midnight (Eastern) Sept. 11, 2009. To access the replay, dial 888-203-1112. From international locations, dial 719-457-0820. The required pass code is 4689985.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 22 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about its future financial condition, performance and other matters that constitute “forward-looking” statements as such term is defined by the federal securities laws. Many of these statements can be found by looking for words such as “believe”, “anticipate,” “expect,”, “plan”, “intend”, “may”, “should”, “will likely result”, “continue”, “estimate”, “project”, “goals”, or similar words used herein in connection with any discussions of future operating or financial performance or business prospects. We may also make forward-looking statements in our earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, uncompensated care, working capital, accounts receivable collection, liquidity, cash flow, EBITDA, capital expenditures, insurance coverage and claim reserves, capital needs, key operating metrics, future growth plans, future operating results and future compliance with covenants in our debt facilities or instruments. In addition, the Company may face risks and uncertainties related to other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

(RURL/F)

###

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2009	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$37,108	$15,907
Accounts receivable, net	64,355	76,131
Inventories	8,535	8,456
Deferred income taxes	25,032	22,263
Prepaid expenses and other	19,895	18,946

Total current assets	154,925	141,703

Property and equipment, net	49,096	46,938
Goodwill	37,700	37,700
Deferred income taxes	41,678	50,773
Insurance deposits	716	989
Other assets	10,840	16,108

Total assets	$294,955	$294,211

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$14,883	$16,147
Accrued liabilities	57,588	55,139
Deferred revenue	21,585	21,901
Current portion of long-term debt	199	374

Total current liabilities	94,255	93,561

Long-term debt, net of current portion	277,110	279,017
Other liabilities	28,497	29,536

Total liabilities	399,862	402,114

Minority interest	1,825	1,966

Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,852,726 and 24,822,726 shares issued and outstanding at June 30, 2009 and 2008, respectively	248	248
Additional paid-in capital	155,187	154,918
Treasury stock, 96,246 shares at both June 30, 2009 and 2008	(1,239)	(1,239)
Accumulated other comprehensive income (loss)	(2,597)	(439)
Accumulated deficit	(258,331)	(263,357)

Total stockholders’ deficit	(106,732)	(109,869)

Total liabilities, minority interest and stockholders’ deficit	$294,955	$294,211

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$129,103	$124,535	$498,808	$482,167

Operating expenses:
Payroll and employee benefits	81,398	75,219	309,894	298,395
Depreciation and amortization	3,822	3,316	14,588	12,736
Other operating expenses	31,537	30,510	117,611	117,523
General/auto liability insurance expense	1,056	4,552	11,766	14,421
Gain on sale of assets	(138)	(108)	(551)	(1,386)
Gain on property insurance settlement	—	—	—	(70)

Total operating expenses	117,675	113,489	453,308	441,619

Operating income	11,428	11,046	45,500	40,548
Interest expense	(7,518)	(7,983)	(30,843)	(31,731)
Interest income	69	67	324	374

Income from continuing operations before income taxes and minority interest	3,979	3,130	14,981	9,191
Income tax provision	(1,181)	(1,570)	(7,427)	(4,674)
Minority interest	(291)	84	(1,609)	(812)

Income from continuing operations	2,507	1,644	5,945	3,705
Income (loss) from discontinued operations, net of income taxes	(312)	(181)	(919)	392

Net income	$2,195	$1,463	$5,026	$4,097

Income (loss) per share:
Basic -
Income from continuing operations	$0.10	$0.07	$0.24	$0.15
Income (loss) from discontinued operations	$(0.01)	(0.01)	$(0.04)	0.02

Net income	$0.09	$0.06	$0.20	$0.17

Diluted -
Income from continuing operations	$0.10	$0.07	$0.24	$0.15
Income (loss) from discontinued operations	$(0.01)	(0.01)	$(0.04)	0.01

Net income	$0.09	$0.06	$0.20	$0.16

Average number of common shares outstanding - Basic	24,845	24,823	24,834	24,787

Average number of common shares outstanding - Diluted	24,938	24,920	24,915	24,952

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended June 30, 2009 and 2008

(in thousands)

	2009	2008
Cash flows from operating activities:
Net income	$5,026	$4,097
Adjustments to reconcile net income to net cash provided by operating activities - Depreciation and amortization	14,697	12,983
Non-cash adjustments to insurance claims reserves	(4)	(6,260)
Accretion of 12.75% Senior Discount Notes	9,968	8,809
Deferred income taxes	7,622	3,493
Tax benefit from the exercise of stock options	(9)	(72)
Amortization of deferred financing costs	2,089	2,105
Loss on sale of property and equipment	76	358
Earnings of minority shareholder	1,609	812
Stock based compensation expense (benefit)	241	12
Proceeds from property insurance settlement	—	(70)
Change in assets and liabilities - Accounts receivable	11,776	2,182
Inventories	(79)	326
Prepaid expenses and other	559	(422)
Insurance deposits	273	879
Other assets	175	2,532
Accounts payable	(872)	31
Accrued liabilities	221	3,106
Deferred revenue	(316)	(3,058)
Other liabilities	(971)	2,978

Net cash provided by operating activities	52,081	34,821

Cash flows from investing activities:
Purchases of short-term investments	—	(5,000)
Sales of short-term investments	—	5,000
Capital expenditures	(16,692)	(13,327)
Proceeds from the sale/disposal of property and equipment	46	26
Proceeds from property insurance settlement	—	70

Net cash used in investing activities	(16,646)	(13,231)

Cash flows from financing activities:
Repayment of debt	(12,512)	(13,987)
Issuance of debt	—	3,800
Cash paid for debt issuance costs	—	(857)
Tax benefit from the exercise of stock options	9	72
Issuance of common stock	19	58
Distributions to minority shareholders	(1,750)	(950)

Net cash used in financing activities	(14,234)	(11,864)

Increase in cash and cash equivalents	21,201	9,726
Cash and cash equivalents, beginning of year	15,907	6,181

Cash and cash equivalents, end of year	$37,108	$15,907

Supplemental disclosure of non-cash operating activities:
Increase in accumulated deficit, other liabilities and decrease in deferred income taxes upon adoption of FIN 48	$—	$12,826
Increase in other current assets and accrued liabilities for general liability insurance claim	1,508	—

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$962	$892
Note payable incurred for software licenses	—	396

Supplemental cash flow information:
Cash paid for interest	$19,360	$20,890
Cash paid for income taxes, net	1,181	1,748

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING AND DISCONTINUED OPERATIONS TO EBITDA

(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Income from continuing operations	$2,507	$1,644	$5,945	$3,705
Add (deduct):
Depreciation and amortization	3,822	3,316	14,588	12,736
Interest expense	7,518	7,983	30,843	31,731
Interest income	(69)	(67)	(324)	(374)
Income tax provision	1,181	1,570	7,427	4,674

EBITDA from continuing operations	14,959	14,446	58,479	52,472

Income (loss) from discontinued operations	(312)	(181)	(919)	392
Add (deduct):
Depreciation and amortization	3	38	108	247
Income tax provision (benefit)	(159)	(164)	(543)	232

EBITDA from discontinued operations	(468)	(307)	(1,354)	871

Total EBITDA	$14,491	$14,139	$57,125	$53,343